EXHIBIT 4.2

SUPPLEMENTAL INDENTURE

dated as of July 30, 2013

among

KODIAK OIL & GAS CORP.,

KODIAK WILLISTON, LLC,

KOG FINANCE, LLC,

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

Computershare Trust Company of Canada
as Canadian Trustee

5 ½% Senior Notes due 2021

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of July 30, 2013, among KODIAK OIL & GAS CORP., a Yukon corporation (the “Company”), KODIAK WILLISTON, LLC, a Delaware limited liability company, KOG FINANCE, LLC, a Delaware limited liability company (each an “Undersigned”), U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), and COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee (the “Canadian Trustee”).
RECITALS
WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of January 15, 2013 (the “Indenture”), relating to the Company's 5 ½% Senior Notes due 2021 (the “Notes”);
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Domestic Restricted Subsidiaries to provide Subsidiary Guarantees.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 10 thereof.
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.
Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture shall henceforth be read together.
Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and each of the Undersigned.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

KODIAK OIL & GAS CORP., as Issuer
By:	/s/ James P. Henderson
	Name:	James P. Henderson
	Title:	Chief Financial Officer, Secretary and Treasurer

KODIAK WILLISTON, LLC
By:	/s/ James P. Henderson
	Name:	James P. Henderson
	Title:	Chief Financial Officer, Secretary and Treasurer

KOG FINANCE, LLC
By:	/s/ James P. Henderson
	Name:	James P. Henderson
	Title:	Chief Financial Officer, Secretary and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Carolyn Morrison
	Name:	Carolyn Morrison
	Title:	Vice President